Exhibit (d)(4)

Execution Version

June 15, 2026

ANV Group Holdings Ltd
Exchequer Court, 33 St. Mary Axe

London EC3A 8AA

Re: Equity Financing Commitment

Ladies and Gentlemen:

This letter agreement sets forth the commitments of the entities set forth on Exhibit A (on behalf of funds, accounts and clients managed, advised or sub-advised by such entities or their affiliates) (collectively, the “BX Funds”; each a “BX Fund”), on the terms and subject to the conditions contained herein, to purchase, or cause the purchase of, Class A Ordinary Shares (in each case, as defined in that certain Shareholders Agreement of Parent, dated as of December 4, 2025) of ANV Group Holdings Ltd, a private limited company incorporated under the laws of England and Wales (with registered number 16708655) (“Parent”). It is contemplated that, pursuant to an Agreement and Plan of Merger (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), dated as of the date hereof, by and among Parent, Lakers Acquisition Sub, Inc., a Delaware corporation (“Merger Sub”), and Open Lending Corporation, a Delaware corporation (the “Company”), Parent will acquire the Company pursuant to the Offer and the Merger upon the terms and subject to the conditions set forth therein. Each capitalized term used and not defined herein shall have the meaning ascribed thereto in the Agreement.

1.             Commitments. The BX Funds hereby commit, subject to the terms and conditions set forth herein, at or prior to the Offer Closing, to purchase, or cause the purchase of, directly or indirectly through one or more intermediate entities, a number of Class A Ordinary Shares of Parent for an aggregate purchase price in cash equal to $19,000,000 (as such amount may be reduced pursuant to this letter agreement, the “Equity Financing Commitment”). The BX Funds may effect their purchase of equity securities of Parent directly or indirectly through one or more affiliated entities. It is expressly understood and agreed among the parties hereto that the commitments set forth in this paragraph shall be several and not joint among the BX Funds and apportioned in the percentages set forth opposite each BX Fund’s name on Exhibit A with respect to the aggregate Equity Financing Commitment. Each BX Fund may allocate all or a portion of its investment to other Persons (including, for avoidance of doubt, allocating all or a portion of such BX Fund’s investment in Parent to the other BX Fund); provided, however, that any such allocation shall reduce such BX Fund’s respective portion of the Equity Financing Commitment hereunder solely to the extent of any amounts actually contributed to Parent by such Persons at or prior to the date of the Offer Closing.

2.             Notwithstanding any other provision of this letter agreement, the BX Funds shall not, under any circumstances, be obligated to contribute to, purchase equity or debt of or otherwise provide funds to Parent in any amount in excess of their respective portions of the Equity Financing Commitment.

3.             Conditions. The obligation of each of the BX Funds to fund its portion of the Equity Financing Commitment shall be subject to (a) the execution and delivery of the Agreement by Parent, Merger Sub and the Company, (b) the satisfaction or written waiver of each of the conditions to Parent’s and Merger Sub’s obligations to effect the Offer Closing set forth in Section 1.1(b) of the Agreement (other than any conditions that by their nature are to be satisfied at the Offer Closing, but subject to the prior or substantially concurrent satisfaction or written waiver by Parent of such conditions), (c) the substantially simultaneous contribution by AmTrust Financial Services, Inc. (“AmTrust”) or one or more of its affiliated entities or permitted assignees of the aggregate Equity Financing Commitment (such term as defined in that certain letter agreement with respect to AmTrust’s equity financing commitment, dated as of the date hereof, by AmTrust in favor of Parent, the “AmTrust ECL”) that AmTrust is required to fund to Parent in accordance with the AmTrust ECL at the Offer Closing, pursuant to the terms set forth in the AmTrust ECL, (d) the simultaneous occurrence of the Closing Date (as defined in the debt commitment letter (“Debt Commitment Letter”) between Beacon DC Limited, Blackstone Alternative Credit Advisors LP (on behalf of funds, accounts and clients managed, advised or sub-advised by it or its affiliates) and Blackstone Holdings Finance Co. L.L.C.) with the fundings of the Equity Financing Commitment by the BX Funds and (e) the substantially simultaneous consummation of the Offer Closing in accordance with the terms and conditions of the Agreement and the Offer. The funding of the Equity Financing Commitment hereunder will occur contemporaneously with the consummation of the Offer Closing.

4.             Parties in Interest; Third Party Beneficiaries. The parties hereto hereby agree that their respective agreements and obligations set forth herein are solely for the benefit of the other parties hereto and their respective successors and permitted assigns, in accordance with and subject to the terms of this letter agreement, and this letter agreement is not intended to, and does not, confer upon any Person other than the parties hereto and their respective successors and permitted assigns any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Parent to enforce, the obligations set forth herein; provided, however, that AmTrust has relied on this letter agreement and, accordingly, AmTrust is an express third-party beneficiary of the first sentence of Section 6 and Section 12, and shall have the enforcement rights described in Section 5 hereof.

5.             Enforceability. This letter agreement may be enforced only by Parent; provided, however, that Parent shall not be entitled to enforce the obligations of the BX Funds unless either (x) Parent is also concurrently seeking enforcement of AmTrust’s obligations to fund its Equity Financing Commitment (as defined in the AmTrust ECL) or (y) AmTrust has satisfied and performed, or is prepared to (and will) satisfy and perform, in full, its obligations under the AmTrust ECL. Without limitation of any right of the Company under the Agreement, Parent’s creditors shall have no right to enforce this letter agreement.

6.             No Modification; Entire Agreement. This letter agreement may not be amended or otherwise modified without the prior written consent of Parent, each BX Fund and AmTrust. This letter agreement, together with the Agreement and the other agreements executed in connection with the execution and delivery of the Agreement (including the AmTrust ECL), constitutes the sole agreement, and supersedes all prior agreements, understandings and statements, written or oral, between the BX Funds or any of their respective Affiliates (other than Parent), on the one hand, and Parent or any of its Affiliates (other than the BX Funds), on the other, with respect to the subject matter hereof.

7.             Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)             This letter agreement, all questions concerning the construction, interpretation and validity of this letter agreement, the rights and obligations of the parties hereto, Actions that may be based upon, arise out of or relate to this letter agreement, and the negotiation, execution or performance of this letter agreement, and the legal relations among the parties hereto shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware (including its statutes of limitations) without giving effect to any choice or conflict of law provision or rule or borrowing statute (whether of the State of Delaware or any other jurisdiction).

(b)            ANY ACTION ARISING OUT OF OR BASED UPON THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED ONLY IN THE CHANCERY COURT OF THE STATE OF DELAWARE (OR IF SUCH COURT DOES NOT HAVE THE REQUISITE JURISDICTION, ANY FEDERAL OR STATE COURT LOCATED IN THE STATE OF DELAWARE) (THE COURT OF CHANCERY OR ANY SUCH FEDERAL OR STATE COURT, THE “DELAWARE COURT”), AND NOT IN ANY OTHER STATE OR FEDERAL COURT IN THE UNITED STATES OF AMERICA OR ANY COURT IN ANY OTHER COUNTRY, AND EACH PARTY HERETO IRREVOCABLY CONSENTS TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE DELAWARE COURT IN ANY SUCH ACTION. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH IN SECTION 8 SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY ACTION BROUGHT IN ANY SUCH COURT. THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY ACTION IN THE DELAWARE COURT AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN SUCH COURT THAT ANY SUCH ACTION BROUGHT IN THE DELAWARE COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c)             EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY TO THIS LETTER AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF AN ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7(c).

8.             Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document when sent (provided that no “bounce back” or other notice of non-delivery is generated); or (d) on the third Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, in each case of the preceding clauses (a) through (d), to the applicable party’s address set forth in Section 7.7 of the Agreement; provided, that notices, requests, claims, demands and other communications to the BX Funds shall be sent to:

Blackstone Credit – US Private Coordination

345 Park Ave, New York NY 10154

Attention: [Redacted]

Email: [Redacted]

With a copy to: [Redacted]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

1271 6th Ave, New York, NY 10020

Attention: [Redacted]

Email: [Redacted]

9.             Counterparts. This letter agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this letter agreement delivered by facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

10.           Confidentiality. This letter agreement shall be treated as confidential and is being provided to Parent, AmTrust and the Company solely in connection with the transactions contemplated by the Agreement. This letter agreement may not be used, circulated, quoted or otherwise referred to in any document, except with the prior written consent of the BX Funds in each instance; provided, that no such written consent is required for any disclosure of the existence of this letter agreement by Parent, AmTrust or the Company (i) to the extent required by Applicable Law (provided that Parent, AmTrust or the Company, as applicable, will provide the BX Funds an opportunity to review such required disclosure in advance of such public disclosure being made, shall incorporate any reasonable comments requested by the BX Funds and, except where prohibited by Applicable Law, shall consult with the BX Funds regarding the form and content of such disclosure, which review shall not unreasonably delay such public disclosure), (ii) to the extent that the information is already publicly available other than as a result of a breach of this letter agreement by Parent, AmTrust, or the Company, or any other Person, (iii) pursuant to any Action relating to the Agreement or the transactions contemplated thereby or (iv) to Parent’s, AmTrust’s or the Company’s representatives and Affiliates (as applicable) who need to know of the existence of this letter agreement or the Agreement and are subject to confidentiality obligations.

11.           Termination. The obligation of each BX Fund under or in connection with this letter agreement will terminate automatically and immediately upon the earliest to occur of (a) the Offer Closing (at which time all such obligations shall be discharged), (b) the valid termination of the Agreement pursuant to Article VI thereof, and (c) the termination of the AmTrust ECL prior to AmTrust satisfying and performing in full its obligations under the AmTrust ECL.

12.           No Assignment. The Equity Financing Commitment evidenced by this letter agreement shall not be assignable, in whole or in part, by Parent without AmTrust’s and each BX Fund’s prior written consent, and the granting of such consent in a given instance shall be solely in the discretion of AmTrust or such BX Fund, as applicable, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Except as expressly permitted in Section 1 hereof, no transfer of any rights or obligations hereunder by any BX Fund shall be permitted without the prior written consent of Parent and AmTrust; provided that, each BX Fund may assign or delegate all or any of its rights and obligations under this letter agreement to any of its Affiliates or any funds, accounts or clients managed, advised or sub-advised by any BX Fund or its Affiliates, without the consent of any Person, which assignment or delegation shall not relieve such BX Fund of any of its obligations hereunder. Any purported assignment of this letter agreement or the Equity Financing Commitment in contravention of this Section 12 shall be void.

13.           Representations and Warranties. Each BX Fund hereby represents and warrants, on a several (not joint and several) basis as to itself, to Parent that, except as would not reasonably be expected to impair or delay such BX Fund’s performance of its allocated portion of the Equity Financing Commitment obligations hereunder in any material respect, (a) it has all limited partnership power and authority to execute, deliver and perform this letter agreement, (b) the execution, delivery and performance of this letter agreement by it has been duly and validly authorized and approved by all necessary limited partnership action, (c) this letter agreement has been duly and validly executed and delivered by it and constitutes a valid and legally binding obligation of it, enforceable against it in accordance with the terms of this letter agreement, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity, (d) its allocated portion of the Equity Financing Commitment is less than the maximum amount that it is permitted to invest in any one portfolio investment pursuant to the terms of its organizational or governing documents or otherwise, (e) it has, and will have at all times prior to the Offer Closing, uncalled capital commitments or otherwise has available funds and access to other financial assets (convertible into available funds within two Business Days) at least equal to the sum of its allocated portion of the Equity Financing Commitment hereunder plus the aggregate amount of all other commitments and obligations it currently has outstanding and (f) the execution, delivery and performance by it of this letter agreement do not (i) violate its organizational documents, (ii) violate any Applicable Law or judgment or (iii) result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to the loss of any benefit under, any contract to which it is a party.

14.           Severability. If any term, condition or other provision of this letter agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this letter agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision hereof is invalid, illegal or incapable of being enforced, (a) a suitable and equitable term or provision determined by a court of competent jurisdiction shall be substituted therefor in order to carry out, so far as may be valid, legal and enforceable under Applicable Law, the intent and purpose of such invalid, illegal or unenforceable term or provision and (b) the remainder of this letter agreement and the application of such terms and other provision to other Persons or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity, legality or enforceability of such term or provision, or the application of such term or provision, in any other jurisdiction.

15.           No Implied Obligations. Notwithstanding anything to the contrary herein or in any other transaction document, the BX Funds shall have no obligation to provide any financing, equity, debt, backstop, bridge financing, guarantee, indemnity, fee support, expense reimbursement or other accommodation of any kind in connection with the transactions contemplated by the Agreement to Parent, Merger Sub, the Company or any other Person other than the Equity Financing Commitment expressly set forth in Section 1 hereof and the debt financing contemplated by the Debt Commitment Letter, and the BX Funds shall have no obligation to increase, renew, extend or replace the Equity Financing Commitment under any circumstances.

[Remainder of the page intentionally left blank – signature page follows]

Sincerely,

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP

By:	[Redacted]
Name:	[Redacted]
Title:	Authorized Signatory

BLACKSTONE HOLDINGS FINANCE CO. L.L.C.

By:	[Redacted]
Name:	[Redacted]
Title:	Managing Director and Treasurer

[Signature Page to Equity Commitment Letter]

Agreed to and accepted:

ANV Group Holdings Ltd

By:	[Redacted]
Name:	[Redacted]
Title:	Chairman and Chief Executive Officer

[Signature Page to Equity Commitment Letter]

Exhibit A

BX Fund	Percentage of Equity Financing Commitment
Blackstone Holdings Finance Co. L.L.C.	0.99288%
Blackstone Alternative Credit Advisors LP	99.00711%